Exhibit 2.3

EXECUTION VERSION

NET PROFITS INTERESTS CONTRIBUTION AGREEMENT

BY AND AMONG

SCHEPEL PETROLEUM CONSULTING CORPORATION,

J.T. RICHARDS CONSULTING, LLC,

RANDY B. PARSLEY,

THOMAS D. BOWMAN,

ZAZA ENERGY, LLC

AND

ZAZA ENERGY CORPORATION

DATED AS OF AUGUST 9, 2011

i

ii

NET PROFITS INTERESTS CONTRIBUTION AGREEMENT

THIS NET PROFITS INTERESTS CONTRIBUTION AGREEMENT, dated as of August 9, 2011 (this “Agreement”), by and among ZaZa Energy Corporation, a Delaware corporation (the “Company”), ZaZa Energy, LLC, a Texas limited liability company (“ZaZa”), and each of Schepel Petroleum Consulting Corporation, a Texas corporation, J.T. Richards Consulting, LLC, a Texas limited liability company, Randy B. Parsley, and Thomas D. Bowman (collectively, the “Contributors” and each a “Contributor”).

RECITALS:

WHEREAS, each of the Contributors is party to a consulting services agreement with ZaZa set forth opposite such Contributor’s name on Schedule I (the “Consulting Agreements”), pursuant to which ZaZa has granted to each Contributor the right to a portion of the net profits of ZaZa (the “Net Profits Interests”);

WHEREAS, concurrently with the execution of this Agreement, the Company, ZaZa, Toreador Resources Corporation, a Delaware corporation (“Toreador”) and Thor Merger Sub Corporation, a Delaware corporation, entered into an Agreement and Plan of Merger and Contribution (the “Merger Agreement”) pursuant to which ZaZa and Toreador have agreed, subject to the terms and conditions of the Merger Agreement, to combine their respective businesses as set forth in the Merger Agreement; and

WHEREAS, each of the Contributors will contribute 100% of its interests in the Net Profits Interests to the Company (the “Net Profits Interests Contribution”) on the Closing Date;

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE 1

Net Profits Interests Contribution

SECTION 1.01  Contribution of Net Profits Interests.

(a)           Subject to the terms and conditions of this Agreement, each of the Contributors hereby agrees to contribute all of its right, title and interest in and to the Net Profits Interests held by it to the Company, free and clear of all Liens (other than any Liens arising under the terms of the Consulting Agreement), and the Company hereby agrees to accept the contribution of the Net Profits Interests from the Contributors.

(b)           ZaZa hereby consents to the contribution of the Net Profits Interests under this Agreement and, following such contribution and effective at the Closing (as defined in Section 1.04), ZaZa and each of the Contributors hereby agree that the provisions of the Consulting Agreements relating to the Net Profits Interests shall terminate and no longer be in full force and effect.  From and after the Closing, each of the Contributors shall not retain any rights to the Net Profits Interests or under its Consulting Agreement relating to the Net Profits Interest, except for the right to receive the consideration set forth in Section 1.02.  Notwithstanding the foregoing, each of the Contributors shall remain subject to all other provisions contained in its Consulting Agreement.

(c)           Contributors, on behalf of themselves and their respective executors, heirs, beneficiaries, legal representatives, successors and assigns (collectively, the “Contributor Releasors”), fully and finally release, acquit and forever discharge, effective immediately prior to the Closing, ZaZa, Toreador and the Company and any person directly or indirectly controlling, controlled by or under direct or indirect common control with the ZaZa, Toreador and the Company (and, to the extent that they would be liable in respect of their position with the foregoing, each of the present and former officers, directors, shareholders, members, partners, managers, representatives, employees, agents, affiliates, subsidiaries, predecessors, successors, assigns, beneficiaries, heirs, executors, insurers, personal representatives and attorneys of the foregoing) from any and all actions, causes of action (whether class, derivative or individual in nature, for indemnity or otherwise), suits, debts, claims, counterclaims, demands, liens, commitments, contracts, agreements, promises, liabilities, demands, damages, losses, costs, expenses and compensation of any kind or nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, past, present or future, in law or in equity (“Released Claims”) in any way connected with or related to the Net Profits Interests.  Notwithstanding the foregoing, the Contributor Releasors do not release any Released Claims (i) pursuant to this Agreement or any document related hereto, (ii) for payment of the consideration set forth in Section 1.02, (iii) for the payment of any accrued and unpaid salaries or unpaid consulting fees or other fringe benefits accrued in the ordinary course of business including 401(k) accruals, pending health insurance claims and similar items under the Consulting Agreement, or (iv) for any Net Profits Interests payments accruing prior to the Closing.

SECTION 1.02  Consideration.  At the Effective Time, subject to the terms and conditions of this Agreement, the Company shall deliver in exchange for such Contributor’s Net Profits Interests to each Contributor the amount set forth opposite such Contributor’s name on Schedule I.

SECTION 1.03  Net Profits Interests Transfer Documents.  At the Closing, each Contributor shall execute all assignments and other documents (including to effect the termination of the provisions of such Contributor’s Consulting Agreement relating to the Net Profits Interests) reasonably necessary to effectuate such Contributor’s contribution of the Net Profits Interests (the “Net Profits Interests Transfer Documents”).

SECTION 1.04  Closing.  Unless this Agreement shall have been terminated pursuant to Article 7, and subject to satisfaction or waiver of the conditions in Article 5, the closing of the Net Profits Interests Contribution (the “Closing”) will occur immediately following the Closing under the Merger Agreement, subject to the satisfaction or waiver of the conditions set forth in Article 5 (other than those conditions which relate to actions to be taken at the Closing or conditions whose satisfaction is to be measured as of the Closing, but the Closing shall be subject to the satisfaction or waiver of those conditions) at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004 or at such other time or place when and where the closing under the Merger Agreement shall occur (the day on which the Closing occurs being the “Closing Date”).

ARTICLE 2

Representations and Warranties of the Contributors

Each of the Contributors represents and warrants, severally as to itself, and not jointly, to the Company as follows:

SECTION 2.01  Existence; Good Standing; Corporate Authority.  Each such Contributor that is a corporation or limited liability company is duly incorporated or formed, validly existing and in good standing under the laws of the State of its organization.  Each such Contributor that is a corporation or limited liability company has all requisite power and authority to own the Net Profits Interests.

SECTION 2.02  Authorization, Validity and Effect of Agreements.  Each such Contributor that is a corporation or limited liability company has the requisite power and authority to execute and deliver this Agreement.  The consummation by such Contributor that is a corporation or a limited liability company of the transactions contemplated hereby has been duly authorized by all requisite action of such Contributor.  Each such Contributor that is a natural person has the capacity to execute this Agreement.  This Agreement constitutes the valid and legally binding obligation of such Contributor, enforceable against such Contributor in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

SECTION 2.03  Title.  Each such Contributor is the record owner of the Net Profits Interests identified in such Contributor’s Consulting Agreement.  Other than the Consulting Agreement set forth opposite such Contributor’s name on Schedule I, such Contributor is not a party to any other agreement or document granting any Net Profits Interests or similar interests in ZaZa.  Each such Contributor owns such Net Profits Interests free and clear of all liens, pledges, security interests, claims, preferential purchase rights or other rights, interests or encumbrances (“Liens”), other than any Liens arising under the Consulting Agreement.

SECTION 2.04  No Conflict.

(a)           Neither the execution and delivery by such Contributor of this Agreement nor the consummation by such Contributor of the transactions contemplated hereby in accordance with the terms hereof will: (i) conflict with or result in a breach of any provisions of or create any rights in favor of any other party under the organizational documents, if any, of such Contributor; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, lease, contract or agreement to which such Contributor is a party; or (iii) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to such Contributor.

(b)           Neither the execution and delivery by such Contributor of this Agreement nor the consummation by such Contributor of the transactions contemplated hereby in accordance with the terms hereof will require any consent, approval or authorization of, or filing or registration with, any Governmental Authority (as defined in the Merger Agreement) on the part of such Contributor.

SECTION 2.05  No Brokers.  Such Contributor has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Toreador, the Company or ZaZa to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement and the Merger Agreement or the consummation of the transactions contemplated hereby.

SECTION 2.06  No Additional Representations.  Notwithstanding anything contained in this Agreement to the contrary, such Contributor acknowledges and agrees that neither the Company nor any other Person has made or is making any representations or warranties relating to the Company whatsoever, express or implied, beyond those expressly given by the Company in Article 3 hereof.  Such Contributor has not relied on any representations or warranties relating to the Company in determining to enter into this Agreement, except as expressly given by the Company in Article 3 hereof.

ARTICLE 3

Representations and Warranties of the Company

The Company hereby represents and warrants to the Contributors as follows:

SECTION 3.01  Existence; Good Standing.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

SECTION 3.02  Authorization, Validity and Effect of Agreements.  The Company has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby, to which it is a party.  The consummation by the Company of the transactions contemplated hereby has been duly authorized by all requisite corporate action of the Company.  This Agreement constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

SECTION 3.03  No Conflict.

(a)           Neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof will: (i) conflict with or result in a breach of any provisions of or create any rights in favor of any other party under the certificate of incorporate or bylaws of the Company; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, lease, contract or agreement to which the Company is a party; or (ii) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to the Company.

(b)           Neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof will require any consent, approval or authorization of, or filing or registration with, any Governmental Authority.

SECTION 3.04  No Brokers.  The Company has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of ZaZa, the Company or Toreador to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

SECTION 3.05  No Additional Representations.  Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that no Contributor nor any other Person has made or is making any representations or warranties relating to such Contributor whatsoever, express or implied, beyond those expressly given by the Contributors in Article 2 hereof.  The Company has not relied on any representations or warranties relating to the Contributors in determining to enter into this Agreement, except as expressly given by the Contributors in Article 2 hereof.

ARTICLE 4

Covenants

SECTION 4.01  No Transfers of Net Profits Interests.  Prior to the Effective Time, except as expressly contemplated hereby or unless the Company has consented in writing thereto (which consent shall not be unreasonably withheld, delayed or conditioned), no Contributor shall transfer, sell, assign, encumber or otherwise dispose of the Net Profits Interests held by it.

SECTION 4.02  Publicity.  The parties will consult with each other and Toreador and will mutually agree (including agreement by Toreador, which agreement will not be unreasonably withheld, conditioned or delayed) upon any press releases or public announcements pertaining to this Agreement or the transactions contemplated hereby and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by Applicable Law (as defined in the Merger Agreement) or by obligations pursuant to any listing agreement with any national securities exchange.

SECTION 4.03  Expenses.  Whether or not the Net Profits Interests Contribution is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

SECTION 4.04  Notification.  The Company and each of the Contributors shall give prompt notice to the other of (i) any representation or warranty made by it or contained in this Agreement becoming untrue or inaccurate in any material respect and (ii) the failure by it or him to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

ARTICLE 5

Conditions

SECTION 5.01  Conditions to Each Party’s Obligation to Effect the Net Profits Interests Contribution.  The respective obligations of each party to effect the Net Profits Interests Contribution shall be subject to the fulfillment or waiver by each of the parties to this Agreement (subject to Applicable Law) at or prior to the Closing Date of the conditions contained in Section 7.01 of the Merger Agreement.

SECTION 5.02  Conditions to Obligation of the Contributors to Effect the Net Profits Interests Contribution.  The obligation of the Contributors to effect the Net Profits Interests Contribution shall be subject to the fulfillment or waiver by the Company at or prior to the Closing Date of the following conditions:

(a)           The Company shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date.

(b)           The representations and warranties of the Company contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date in all material respects.

(c)           Toreador shall have satisfied the closing conditions under Section 7.03 of the Merger Agreement (or such closing conditions shall have been waived by ZaZa) and ZaZa shall have satisfied the closing conditions under Section 7.02 of the Merger Agreement (or such closing conditions shall have been waived by Toreador).

SECTION 5.03  Conditions to Obligation of the Company to Effect the Net Profits Interests Contribution.  The obligation of the Company to effect the Net Profits Interests Contribution shall be subject to the fulfillment or waiver by the Contributors at or prior to the Closing Date of the following conditions:

(a)           Each of the Contributors shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date.

(b)           The representations and warranties of the Contributors contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date in all respects (other than de minimis inaccuracies).

(c)           ZaZa shall have satisfied the closing conditions under Section 7.02 of the Merger Agreement (or such closing conditions shall have been waived by Toreador) and Toreador shall have satisfied the closing conditions under Section 7.03 of the Merger Agreement (or such closing conditions shall have been waived by ZaZa).

ARTICLE 6

Termination

SECTION 6.01  Automatic Termination.  This Agreement shall automatically terminate if the Merger Agreement is validly terminated for any reason.

SECTION 6.02  Termination by the Company.  This Agreement may be terminated by action of the Board of Directors of the Company if there has been a breach by any of the Contributors of any representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of any of the Contributors shall have become untrue, in either case such that the conditions set forth in Sections 5.03(a) or 5.03(b) shall not be satisfied (assuming for purposes of this Section 6.02 that the references in Sections 5.03(a) or 5.03(b) to “Closing Date” mean the date of termination pursuant to this Section 6.02) and such breach or failure of a representation or warranty to be true is not curable, or, if curable, is not cured within 30 days after written notice of such breach or failure of a representation or warranty to be true is given to the Contributors by the Company; provided, however, that the right to terminate this Agreement pursuant to this Section 6.02 shall not be available to the Company if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Sections 5.02(a) or 5.02(b) shall not be satisfied and the Contributors would then be entitled to terminate this Agreement under Section 6.03 (without giving effect to the proviso in Section 6.03 or the 30-day advance notice period).

SECTION 6.03  Termination by the Contributors.  This Agreement may be terminated by any of the Contributors if there has been a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 5.02(a) or 5.02(b) would not be satisfied (assuming for purposes of this Section 6.03 that the references in Sections 5.02(a) and 5.02(b) to “Closing Date” mean the date of termination pursuant to this Section 6.03) and such breach or failure of a representation or warranty to be true is not curable, or, if curable, is not cured within 30 days after written notice of such breach or failure of a representation or warranty to be true is given to the Company by such Contributor; provided, however, that the right to terminate this Agreement pursuant to this Section 6.03 shall not be available to any Contributor if it, at such time, any Contributor is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Sections 5.03(a) or 5.03(b) shall not be satisfied and the Company would then be entitled to terminate this Agreement under Section 6.02 (without giving effect to the proviso in Section 6.02 or the 30-day advance notice period).

SECTION 6.04  Effect of Termination.  In the event of termination of this Agreement and the abandonment of the Net Profits Interests Contribution pursuant to this Article 6, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to Section 4.02, Section 4.03 and except for the provisions of Article 7.

SECTION 6.05  Extension; Waiver.  At any time prior to the Effective Time, the Company and the Contributors may (with the prior consent of Toreador and ZaZa, which consents will not be unreasonably withheld, conditioned or delayed), to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, ZaZa and Toreador.

ARTICLE 7

General Provisions

SECTION 7.01  Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any document delivered in connection with this Agreement, including under the Net Profits Interests Transfer Documents, shall survive the consummation of the Net Profits Interests Contribution and the transactions contemplated thereunder.

SECTION 7.02  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (c) immediately upon delivery by hand or by facsimile (with a written or electronic confirmation of delivery), if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day, in each case to the intended recipient as set forth below:

(a)           if to a Contributor, at the address set forth opposite such Contributor’s name on Schedule I:

(b)           if to the Company:

Toreador Resources Corporation

c/o Toreador Holding SAS

5 rue Scribe

Paris, France

Attn: Corporate Secretary

Facsimile: 33 (0) 1 47 03 33 71

and

ZaZa Energy, LLC

1301 McKinney Street, Suite 2850

Houston, Texas 77010

Attn: Todd Brooks

Facsimile: (713) 595-1919

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attn:  Philip Richter, Esq. and Murray Goldfarb, Esq.

Facsimile:  (212) 859-4000

and

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

Attn: G. Michael O’Leary, Esq. or William M. Young, Esq.

Facsimile: 713.238.7130 (O’Leary)

Facsimile: 713-238-7111 (Young)

SECTION 7.03  Assignment; Binding Effect; Benefit.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties and Toreador.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.  Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided, however, that Toreador and ZaZa shall be an express third party beneficiary of the obligations of the parties hereto and shall have the express right to enforce the performance by the parties hereto of all of their respective obligations hereunder.

SECTION 7.04  Entire Agreement.  This Agreement, the Merger Agreement, the ZaZa Contribution Agreement (as defined in the Merger Agreement) and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.  No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto and Toreador.

SECTION 7.05  Amendments.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and consented to by Toreador.

SECTION 7.06  Governing Law.  This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware.  Each of the Contributors and the Company hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in Wilmington, Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby

(and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.  Each party to this Agreement irrevocably waives the right to a trial by jury in connection with any matter arising out of this Agreement and, to the fullest extent permitted by Applicable Law, any defense or objection it may now or hereafter have to the laying of venue of any proceeding under this Agreement brought in the Delaware Courts and any claim that any proceeding under this Agreement brought in any such court has been brought in an inconvenient forum.

SECTION 7.07  Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

SECTION 7.08  Headings.  Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

SECTION 7.09  Interpretation.  In this Agreement:

(a)           Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

(b)           The words “include”, “includes” and “including” are not limiting.

SECTION 7.10  Waivers.  Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, or delay or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default hereunder by any other party shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.  The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

SECTION 7.11  Severability.  If any provision of this Agreement is invalid, illegal or unenforceable, that provision will, to the extent possible, be modified in such a manner as to be valid, legal and enforceable but so as to retain most nearly the intent of the parties as expressed herein, and if such a modification is not possible, that provision will be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

SECTION 7.12  Enforcement of Agreement.  The parties hereto agree that irreparable damage would occur (including to Toreador) in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or if the Agreement was otherwise breached and that monetary damages, even if available, would not be an adequate remedy hereunder.  It is accordingly agreed that the parties and Toreador shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court without proof of actual damages and each party hereto waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity.  The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Applicable Law or in equity for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for such breach.

SECTION 7.13  Further Assurances.  Each of the parties agree to take all steps, make all filings and execute all documents reasonably necessary to complete their portion of the Net Profits Interests Contribution and the transactions contemplated hereby.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

ZAZA ENERGY CORPORATION

By:	/s/ Craig M. McKenzie
Name: Craig M. McKenzie
Title: Vice President and Secretary

SCHEPEL PETROLEUM CONSULTING CORPORATION

By:	/s/ Kevin J. Schepel
Name: Kevin J. Schepel
Title: President

J.T. RICHARDS CONSULTING, LLC

By:	/s/ John T. Richards
Name: John T. Richards
Title: President

RANDY B. PARSLEY

/s/ Randy B. Parsley

THOMAS D. BOWMAN

/s/ Thomas D. Bowman

ZAZA ENERGY, LLC

By:	/s / Todd A. Brooks
Name: Todd A. Brooks
Title: Manager